CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of the JPMorgan Value Opportunities Fund, Inc.:


We consent to the incorporation by reference into Post-Effective Amendment No. 28 and to the Registration Statement of JPMorgan Value Opprotunities Fund, Inc. on Form N-1A of our report dated January 18, 2001 on our audit of the financial statements and financial highlights of The Growth Fund of Washington, which report is included in the Annual Report to Shareholders for the year-ended December 31, 2000 and to the reference made to us under the caption "Financial Highlights" which is included in the Post-Effective Amendment to the Registration Statement.




                                        /s/
                                        JOHNSON LAMBERT & CO


Bethesda, Maryland
December 26, 2001